December 28, 2006	Contact: Kathleen Makrakis — VP, Investor Relations kathleen.makrakis@alpharma.com 201.228.5085
ALPHARMA COMPLETES PREVIOUSLY ANNOUNCED SHARE REPURCHASE
Quarterly Dividend Discontinued
Fort Lee, New Jersey...December 28, 2006...Alpharma Inc. today announced that the company has completed its previously announced agreement to repurchase from A.L. Industrier ASA (“ALI”) 100% of the company’s Class B shares, at a cost of $25.50 per share. Including related fees, the aggregate cost of the repurchase is approximately $308 million. Through its ownership of the Class B shares, ALI had voting power that provided it with effective control of the company. Control of the company will now rest in the holders of the Class A shares acting by the majority applicable under Delaware law and the company’s charter documents.
The 11.9 million Class B shares repurchased represented approximately 22% of the company’s total shares outstanding of 54.9 million at November 30, 2006. On December 13, 2006, the company announced that it had reached agreement with ALI to repurchase these shares, contingent upon favorable action by its shareholders. On December xx, 2006, ALI shareholders voted to approve this transaction. The company also announced that, effective immediately, it was discontinuing its quarterly dividend payment and will instead allocate these cash outlays to support its growth initiatives.
”We are pleased to finalize the repurchase of the B shares,” commented Dean Mitchell, President and Chief Executive Officer of Alpharma. “This is an important milestone for the company, as the repurchase places control of the company with its Class A shareholders and provides the company with a more effective capital structure to support our growth strategy. In addition, cash resources previously used to pay dividends will instead be allocated to help fund our growth initiatives which we expect to drive long-term shareholder value.”

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The company financed this transaction with currently available cash resources, and believes its remaining cash and available liquidity, combined with its new capital structure, will provide the financial flexibility to support its future growth initiatives. As originally stated on December 13, 2006, the company expects 2007 earnings per share (“EPS”), when adjusted for the share repurchase, of $1.25 to $1.45. The assumptions underlying this expected EPS range for 2007 are outlined in the company’s December 13, 2006 press release announcing its 2007 earnings outlook, which is available on the company’s website, www.alpharma.com.
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Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine- based extended release KADIAN® product. In addition, Alpharma is among the world’s leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company’s SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.
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